Exhibit 8.1

May 6, 2022

Spirit Airlines, Inc.

2800 Executive Way

Miramar, Florida 33025

Ladies and Gentlemen:

We have acted as tax counsel to Spirit Airlines, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of February 5, 2022 (together with all exhibits, schedules and ancillary agreements thereto, the “Merger Agreement”), by and among Frontier Group Holdings, Inc., a Delaware corporation (“Parent”), Top Gun Acquisition Corp., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and the Company, whereby Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned Subsidiary of Parent. This opinion is being delivered in connection with Parent’s registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission on March 11, 2022 (Registration No. 333-263467) (including the proxy statement/prospectus contained therein and the annexes and exhibits thereto, as amended, the “Registration Statement”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

In connection with this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, representations, warranties and covenants contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement and (iii) the representation letters of Parent and the Company delivered to us for purposes of this opinion dated as of the date hereof (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that:

(i)    the Merger and all related transactions will be effected in accordance with the Merger Agreement (including the ancillary agreements thereto), and that none of the terms and conditions contained therein will have been waived or modified in any material respect,

Spirit Airlines, Inc.	May 6, 2022

(ii)    the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement were true, complete and correct when made and will remain true, complete and correct in all material respects at all times up to and including the Effective Time,

(iii)    the representations made by Parent and the Company in their respective Representation Letters were true, complete and correct when made and will remain true, complete and correct in all material respects at all times up to and including the Effective Time,

(iv)    any representations made in the Merger Agreement or the Representation Letters “to the knowledge of,” or based on the belief of Parent or the Company, or similarly qualified, were true, complete and correct when made and will remain true, complete and correct in all material respects at all times up to and including the Effective Time, in each case without such qualification, and

(v)    the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement (except to the extent such covenants have been waived in writing prior to the date hereof) and the Representation Letters.

Our opinion assumes and is expressly conditioned upon the initial and continuing accuracy and completeness in all material respects of the items, and the facts, information, representations, warranties and covenants set forth in the documents, listed above.

Our opinion is based upon the Code, applicable Treasury Regulations, and administrative and judicial authorities thereunder all as in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. A change in the authorities or the facts, assumptions and other information upon which our opinion is based could affect our conclusions. In addition, there can be no assurance that the Internal Revenue Service will not take a position contrary to that which is stated in this opinion. We express our opinion herein only as to those matters specifically set forth below and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Registration Statement, the statements in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger”, insofar as such statements purport to summarize U.S. federal income tax law or to state legal conclusions with respect thereto, constitute our opinion as to material U.S. federal income tax consequences of the Merger.

Spirit Airlines, Inc.	May 6, 2022

Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to such time or the effect of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. We assume no responsibility to inform you or any other person of any such change or inaccuracy that may occur or come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

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